Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

We consent to the incorporation by reference under Item 3 of Part II of the Registration Statement on Form S-8 of Bunzl plc of our report dated February 27, 2006, except as to Note 31, which is as of April 28, 2006, with respect to the Consolidated Balance Sheet of Bunzl plc as of December 31, 2005 and 2004, and the related Consolidated Income Statement, Consolidated Statement of Recognized Income and Expense and Consolidated Cash Flow Statement, for each of the years in the two-year period ended December 31, 2005, which report appears in the annual report of Bunzl plc on Form 20-F for the year ended December 31, 2005 and to the reference to our firm under the heading ‘Selected Financial Data’ in the Annual Report.

Our report refers to a change in accounting method for certain financial instruments upon the adoption of International Accounting Standards 32 and 39.

KPMG Audit Plc

London, England

April 28, 2006